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                     April 12, 2021

       Jay Johnson
       Chief Financial Officer
       LAMAR ADVERTISING CO/NEW
       5321 Corporate Blvd.
       Baton, Rouge, LA 70808

                                                        Re: LAMAR ADVERTISING
CO/NEW
                                                            Form 10-K for the
year ended December 31, 2019
                                                            Filed February 20,
2020
                                                            File No. 001-36756

       Dear Mr. Johnson:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Michelle Earley